LICENSE AGREEMENT

This License Agreement (hereinafter, "Agreement") is made on this 24th day of April, 2007 by and between the undersigned:

SYNGAS INTERNATIONAL CORP.,

A corporation duly incorporated and existing under the laws of the State of Nevada, USA, having its registered office at 78 Belleville Avenue, Spruce Grove, Alberta, T7X 3B2, represented by Mr. Wilf Ouellette, acting as Chief Executive Officer (hereinafter referred to as "SYNGAS")

and

BEAUFORT ENERGY SOLUTIONS, INC. (BESI)

A corporation duly incorporated and existing under the laws of the Province of British Columbia, Canada, having its registered office at 211C-750 Comox Road, Courtenay, British Columbia, V9N 3P6, represented by Ronald Johnson, acting as President (hereinafter referred to as "Licensee")

SYNGAS and LICENSEE are hereinafter individually referred to as a "Party" and together as the "Parties".

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RECITALS

WHEREAS, LICENSEE is a company desiring to be engaged in the business area of Gasification of carbon-based feed-stocks;

WHEREAS, SYNGAS, a Nevada company, is the rightful and sole owner of the intellectual property for Gasification process (the "SYNGAS Technology) and has the right to licensee such Technology

WHEREAS, as a result of a preliminary technical and economical feasibility study carried out by LICENSEE, LICENSEE desires to commercialize the SYNGAS Technology in the Territory under the terms of this Agreement;

WHEREAS, the Parties are entering into this Agreement for the purpose of defining, the terms and conditions under which SYNGAS will grant LICENSEE a license to market and sell the Technology and/or the products produced by the Technology;

Now, therefore, the Parties hereto agree as follows:

Article 1 - Definitions

1.1 Definitions

Defined terms in this Agreement and in the Appendices, which may be identified by the capitalization of the first letter of each word of such defined term, shall have the following meaning:

"Affiliates" shall mean any corporation, association and/or other entity which is directly or indirectly, controlled by LICENSEE, where "control" shall mean the ownership, majority of voting shares, irrevocable voting trust, partnerships, joint ventures, or any other similar right to obtain the voting shares of the controlled entity or factual control through appointment of management of the controlled entity and/or any corporation or entity that LICENSEE has greater or right to own greater than 10% of such entity.

"Agreement" shall mean this License Agreement, together with its Appendices as originally executed and as may be amended from time to time by the Parties.

"EBITDA" shall mean **E**arnings **B**efore **I**nterest, **T**axes, **D**epreciation and **A**mortization.
EBITDA = Revenues - Expenses (excluding tax, interest, depreciation and amortization).

"Exclusive License" shall mean gasification plants which will gasify any carbon base feedstock in the exclusive territory of British Columbia, Canada.

"Force Majeure" shall mean acts of God, natural phenomena, earthquakes, floods, fires, riots, wars, shipwrecks, strikes, freight embargoes, lockouts, or other similar causes, whether foreseeable or not, beyond the reasonable control of a Party.

"Gasifier Plant" shall mean Plant which will implement the Technology contemplated in this Agreement.

"Infringement Claim" shall mean a claim made, or an action brought, by a third party on account of an alleged infringement of any IP rights of such third party.

"IP Rights" shall mean any patent, utility model, design patent, copyright, designs, engineering drawings, system design, operating parameters, know-how or other

intellectual and industrial property rights whatsoever related to the Technology.

"Net Income" shall mean Profit (total revenue less production cost) EBITDA out of direct sales of the products or energy produced from the Technology.

"Non-Exclusive License" shall mean all project(s) outside the Exclusive License in the Territory that are approved by SYNGAS in its sole discretion.

"Produced Products" shall mean all products produced utilizing the Technology.

"Technical Assistance Services " shall mean the Technical Assistance Services to be provided by SYNGAS to LICENSEE setting forth the terms and conditions pursuant to which SYNGAS will provide LICENSEE with engineering and technical assistance services as provided in Article 6.

"Technology" shall mean Gasification and/or pyrolitic steam reforming process (PyStR) with all appropriate patents, patents pending and extensions thereto. Shall also include subsequent improvements, upgrades or any enhancements related to this Technology.

"Territory" shall mean the Province of British Columbia, Canada.

1.2 Interpretation

In this Agreement, except to the extent the context otherwise requires:

(a) The words "include" and "including" and words of similar import when used in this Agreement shall be deemed to be followed by the words "without limitation".

(b) The titles and headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.

(c) The meanings given to capitalized terms defined herein will be equally applicable to both the singular and plural forms of such terms.

(d) References to Articles or Appendices are to articles and appendices of this Agreement.

Article 2 - Purpose of the Agreement

The purpose of this Agreement is to define the terms and conditions pursuant to which SYNGAS shall grant to LICENSEE a license in connection with the construction and operation of the Gasifier Plants which will implement the Technology.

Article 3 - Rights Granted by SYNGAS to LICENSEE

3.1 Scope

Subject to the terms and conditions set forth in this Agreement, SYNGAS hereby grants to LICENSEE, for the effective term of this Agreement, a license in connection with the following rights:

(a) the right to construct and operate Gasifier Plants, processing any carbon based feedstock exclusively, which will be located in the Territory.

(b) the right to market and sell the Produced Products by the Technology to any third party.

(c) the right to market, sell or service the SYNGAS Technology under the LICENSEE's Non-exclusive License for any project that the LICENSEE has received approval from SYNGAS. This approval is in the absolute discretion of SYNGAS.

3.2 Limitation

The rights granted by SYNGAS to LICENSEE hereunder do not entail for LICENSEE (i) any right to develop or modify SYNGAS's Technology, except to the extent necessary under Article 5 hereunder, (ii) any rights to use SYNGAS'S Trademark and Trade names without SYNGAS approval, and (iii) any right in connection with SYNGAS's other technology(s), except to the extent specifically granted under this Agreement or any other agreement between the Parties.

3.3 Non-Competition

(a) SYNGAS guarantees that it shall not, during the Term of this Agreement:

(i) market, sell or service the Technology to a third party in the Territory conflicting with the right of LICENSEE granted in this License Agreement:

(b) LICENSEE and its affiliates hereby guarantees that it shall not, during the term of this Agreement:

(i) market, sell, or compete against SYNGAS Technology in any form or manner except as provided for under this agreement

(ii) reverse-engineer or otherwise try to manufacture any of SYNGAS Technology except as provided for under this agreement.

(iii) exploit SYNGAS Technology except as provided for under this agreement

3.4 Construction and Operation of First Gasification Plant ("Plant" or "Project")

(a) The First Gasification Plant will be constructed based on a cost plus 15% profit formula paid to Syngas upon verification of all paid invoices and receipts.

(b) LICENSEE will provide SYNGAS proof of funds of cost plus 15% ("Construction Cost") to construct the first Gasification Plant prior to commencing first project.

(c) The payment schedule of said Construction Cost shall be as follows:

(i) FIFTEEN (15) % of said Construction Cost shall be paid to SYNGAS upon commencing first project..

(ii) The balance shall be paid according to a Payment Schedule which will be provided by SYNGAS with the Construction Schedule.

(c) Within thirty (30) days from the first payment, SYNGAS shall provide LICENSEE Project Drawings, a detailed construction schedule of the First Plant ("Construction Schedule"), which will not exceed 18 months.

Article 4 - Technical Documentation

4.1 For the sole purpose of the implementation of this Agreement, SYNGAS may provide LICENSEE with documents in relation to the Technology, such as, (a) SYNGAS'S standards and specifications and/or (b) the control and testing methods applied by SYNGAS and/or (c) technical reports (hereinafter, the "Technical Documentation").

4.2 The Technical Documentation shall be used by LICENSEE for the sole purpose of the implementation of this Agreement.

Article 5 - Adaptation Work

5.1 General Principles

LICENSEE shall be responsible for the adaptation carried out on the equipment(s) supplied by SYNGAS to ensure that the installation of SYNGAS Technology satisfies the local requirements (including compliance with the relevant laws and regulations) in the Territory. For such purpose, SYNGAS undertakes (i) to provide LICENSEE with the Technical Documents in accordance with Article 4 and (ii) to cooperate with LICENSEE. In no case shall SYNGAS be liable for any damage, loss of profit, cost or expense that may be suffered by or incurred to LICENSEE in connection with any LICENSEE'S failure to perform or delay in performing any part of said adaptation work.

5.2 IP Rights for the Adaptation Work

All pre-existing SYNGAS's IP Rights in relation to the research and development information as disclosed to LICENSEE and as may be embodied in the result of the aforementioned adaptation work pursuant to this Agreement shall (i) remain the property of SYNGAS and (ii) be deemed to be a part of the IP Rights granted by SYNGAS to LICENSEE pursuant strictly to this Agreement; provided that LICENSEE shall not be granted any right in connection with such IP Rights for any purpose other than implementing the project(s) under this Agreement.

Article 6 - Technical Assistance

In accordance with these terms and conditions :

6.1 SYNGAS shall, by means of dispatching its engineers and/or skilled technicians to LICENSEE'S premises or otherwise, provide LICENSEE with engineering services as well as technical assistance and training services, as the case may be, which LICENSEE may from time to time require in connection with (i) the construction of the projects at LICENSEE Territory, and/or (ii) the adaptation and/or improvement of: and

6.2 LICENSEE shall remunerate SYNGAS for such engineering services, technical assistance and training services provided by SYNGAS according to the SYNGAS policy for the technical assistance remuneration rate.

Article 7 – Improvements

7.1. Nothing contained in this Agreement shall restrict SYNGAS's ability to make any change in designs and specifications of the SYNGAS Technology from time to time. Syngas to promptly notify BESI of new technology or improvements.

7.2. All IP Rights in relations to the Improvements shall be (i) the exclusive property of SYNGAS, and (ii) deemed to be part of SYNGAS'S IP Rights granted by SYNGAS to LICENSEE pursuant to Article 3, without additional charge; provided that LICENSEE shall not be granted any right in connection with any such IP Rights of SYNGAS for any purposes other than that contemplated under this Agreement

Article 8 - Intellectual and Industrial Property

8.1 General Principles

8.1.1 SYNGAS shall remain the exclusive owner of any and all IP Rights in relation to the SYNGAS'S Technology as well as the Technical Documentation provided to LICENSEE hereunder. It is understood that the rules of ownership applicable to the IP Rights in relation to the adaptation work and the improvements are provided under Articles 5 and 7, respectively.

8.1.2 During the Term of this Agreement and thereafter, LICENSEE shall not (i) claim or represent the ownership of any right, title or interest in any of SYNGAS's IP Rights anywhere in the world, (ii) contest or deny the validity of any of SYNGAS's IP Rights, title or interest in any of SYNGAS'S IP Rights, or (iii) register or attempt to

register, in its own name or otherwise, in any country, any of SYNGAS's IP Rights, nor shall LICENSEE assist others in so doing.

8.2 IP Litigation

8.2.1 SYNGAS hereby represents and warrants, to the best of SYNGAS'S knowledge and as of the date of execution of this Agreement, that no Infringement Claim has been made against SYNGAS by a third party alleging that sale or use of SYNGAS Technology infringes any IP Rights of such third party.

8.2.2 If an Infringement Claim is made by a third party against LICENSEE on an alleged infringement of any IP Right of such third party by reason of the sale or use of the SYNGAS'S Technology, LICENSEE shall notify SYNGAS of any such Infringement Claim in writing as soon as LICENSEE becomes aware of it, and SYNGAS shall cooperate with LICENSEE in the defense against such Infringement Claim with such costs being split evenly between the two parties.

8.3 Infringement by Third Party

(a) LICENSEE shall promptly report to SYNGAS any counterfeiting or infringement of any IP Rights of SYNGAS by any third party, whether any such infringement is threatening or pending, of which LICENSEE becomes aware.

(b) Upon any counterfeiting or infringement by a third party of any IP Rights of SYNGAS, LICENSEE and SYNGAS shall consult with each other and determine in good faith (i) whether any action to enjoin such third party from such counterfeiting or infringement is necessary or advisable and (ii) if so decided, the conditions in which such action will be taken by LICENSEE and/or SYNGAS, it being understood that the costs and expenses incurred in connection with such action shall be shared between LICENSEE and SYNGAS in proportion to their respective interest in taking such action.

Article 9 – Royalties

9.1 Royalties Payable

As a consideration for the rights granted to LICENSEE by SYNGAS under this Agreement, LICENSEE shall pay SYNGAS royalties on the following terms:

9.1.1 For the purpose of this Agreement, "NET INCOME" means what is defined as such under Article 1 – Definitions.

9.1.2 As running royalties, LICENSEE will pay to SYNGAS TEN (10%) of NET INCOME.

9.1.3 For the avoidance of doubt, it is further agreed and acknowledged that the royalty as respectively referred to in Articles 9.1 does not include the fees for services such as

engineering service, technical assistance, training services and/or goods, which SYNGAS may be required to provide as technical service or any other contract which SYNGAS may conclude with LICENSEE.

9.2 Payment

9.2.1 All amounts payable by LICENSEE pursuant to Articles 9.1 shall be made to SYNGAS in United States dollars.

9.2.2 The royalty amounts payable under Article 9.1.2 shall be paid by LICENSEE within thirty (30) days after the end of the quarterly accounting period.

9.2.3 If LICENSEE fails to pay on due date any amount payable hereunder for any other reason than those attributable to SYNGAS, it shall pay interest on that amount calculated down to the actual date of payment at a rate per annum equal to published prime rate of interest for the Licensed Territory plus 2% increasing 1% per month thereafter until such understanding amount is paid in full.

9.2.4 All payments to be made by LICENSEE shall be made to a bank designated by SYNGAS.

9.3 Tax

All payments made to SYNGAS shall be free and clear of and without deduction for or on account of any tax unless acknowledged and agreed beforehand by SYNGAS or as may be required by the Licensed Territory law.

9.4 Accounting and Auditing Principles

(a) LICENSEE shall have the right to sell any of the Produced Products from the Technology to any third party on reasonable business terms.

(b) The LICENSEE shall reveal to SYNGAS the following: (i) all the payment terms and conditions of said sale of end products to third party, (ii) LICENSEE shall, upon request of SYNGAS, submit to SYNGAS a copy of the agreement signed by those third parties(s) evidencing the undertaking referred to in (i).

(c) LICENSEE shall, on a Quarterly basis, provide SYNGAS with an updated, comprehensive and accurate list of LICENSEE's projects(s), including a statement detailing comprehensively the performance of each project which shall include, but not limited to the following: (i) all capital costs incurred on individual project (ii) all administrative and indirect costs billed to the project (iii) all revenue and expenses incurred on each individual project.

(d) Upon fourteen (14) days prior notice, SYNGAS shall at any time during the term of this Agreement have the right to inspect the book of accounts and other records of LICENSEE, to the extent such book accounts and other records relate to the sales of

product as provided for under this agreement provided that any such inspection is carried out during normal business hours.

Article 10 - Warranty

10.1 In the event that LICENSEE becomes aware of the existence of any defect of the Technical Documentation affecting the Project(s), LICENSEE shall promptly notify SYNGAS thereof in writing. The Parties shall meet within five (5) working days following such notification by LICENSEE and conduct all necessary analysis and/or inspection of the defect concerned and otherwise work in good faith to determine and solve the problem, if any.

10.2 In the event it is finally determined through a good faith examination to be conducted jointly by the Parties that there is a mistake, wrongful statement or omission in the Technical Documentation which affects the Project(s), the liability of SYNGAS shall be limited to modifying at its own costs any such mistake, wrongful statement or omission in the Technical Documentation. This further applies to any and all equipment supplied by SYNGAS including all drawings, manuals operating procedures etc.

Article 11 - Effectiveness and Term of the Agreement

The term of the Agreement will be for 20 years from the signing date of this agreement. At the expiration of the 20 year period, LICENSEE shall have the option to renew this Agreement for a further period of 10 years.

Thereafter, this Agreement shall continue in force, unless notice in writing is given of its desire to terminate within 1 year of the date of expiration of the then of this Agreement.

Article 12 - Termination of the Agreement

12.1 General Principles

This Agreement shall expire in accordance with Article 11 or shall be terminated earlier pursuant to any of the following provisions:

12.2 Events of Termination

12.2.1 Force Majeure

Without prejudice to the provisions of Article 13, in case a Party is prevented or hindered from performing its obligations due to an event of Force Majeure which continues for a period of one hundred eighty (180) days or an aggregate of one hundred eighty (180) days in any calendar year (hereinafter, the "Qualifying Period"), either Party shall be entitled, within thirty (30) days following the expiry of the Qualifying Period, to terminate this Agreement with immediate effect by notice in writing to the other Party. This clause is only applicable on a project by project basis.

12.2.2 Insolvency

If either Party to this Agreement (hereinafter, the "Insolvent Party") :

(a) is unable to pay its debts in the normal course of its business as they fall due; or

(b) admits in writing its inability to pay its debts generally ; or

(c) makes a general assignment for the benefit of its creditors ; or

(d) ceases or threatens to cease to carry on the whole or a substantial part of its business ; or

(e) institutes any proceedings seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, re-organization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, re-organization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrator, trustee or other similar official for it or any substantial part of its property ; or

(f) has been instituted against it any proceedings described in the preceding paragraph and such proceedings are not contested in good faith as soon as reasonably practicable and in any event not later than within thirty (30) days or result at any time in the making of an order granting the requested relief;

then the other Party shall be entitled at any time to serve written notice on the Insolvent Party terminating this Agreement with immediate effect.

12.2.3. Non-performance

(a) In the event of LICENSEE's failure to perform the obligation under Article 3.4, this Agreement shall be terminated automatically without any notice by SYNGAS. SYNGAS shall not be responsible to refund any funds paid by LICENSEE whatsoever.

(b) In the event of non-payment of funds as required under Article 9, SYNGAS shall have the right to terminate this agreement without any further recourse by the LICENSEE, but the LICENSEE shall be still bound by all other terms of this agreement regarding confidentially and non-competition. LICENSEE shall be still responsible for any outstanding amounts owed and will, at SYNGAS option, transfer all or any individual operating project(s), as requested by SYNGAS in order that SYNGAS may assume responsibility on these particular project(s).

12.3 Consequences of Early Termination

The early termination of this Agreement due to an event of Force Majeure as per Article 12.2.1 with regard to which LICENSEE became the party prevented or hindered from performing its obligations under this Agreement, shall have the following consequences:

(a) the Parties shall use their respective reasonable endeavors to mitigate the actual and potential adverse consequences of such termination to each Party and shall, to the extent possible, negotiate in good faith all consequences of such termination; and

(b) The Parties are not entitled to any other claim for damages under this Agreement.

(c) Force Majeure will only apply on a project by project basis.

Article 13 - Force Majeure

13.1 Effect of Force Majeure

The obligations of either Party under this Agreement shall be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by any circumstance of Force Majeure.

13.2 Notification of Force Majeure

As soon as possible after the occurrence of a case of Force Majeure and in any event no later than fourteen (14) days after such occurrence, the Party invoking Force Majeure shall provide a notice to the other Party of the occurrence of such Force Majeure, which notice shall describe in reasonable detail the circumstances under which such Force Majeure has occurred and shall set forth the anticipated effect of such Force Majeure on the performance of the obligations of such Party under this Agreement.

The notifying Party shall also notify the other Party of the termination of such Force Majeure as soon as possible and in any event no later than fourteen (14) days thereafter.

Failure by a Party to comply with the provisions of this Article 13.2 shall not prejudice the other Party's right to terminate this Agreement pursuant to Article 12.2.1 in case such Force Majeure continues for the Qualifying Period.

Article 14 - Confidentiality

14.1 Confidentiality undertaking from the Parties

Each Party hereby undertakes for the Confidential Period defined in Article 14.5 to treat all the technical documentation and other information including trade secrets, commercial secrets, manuals, procedures, etc., relating or belonging to the other Party (hereinafter, the "Confidential Information"), whether furnished before or after the date of signature of this Agreement and whether or not defined as confidential at the time of disclosure, and shall not disclose the same to any third party without the prior written consent of the other Party.

The receiving Party shall disclose the Confidential Information relating to the other Party only to directors, officers and employees who need to know such Confidential Information for the

purpose of this Agreement (hereinafter, the "Permitted Personnel"), and shall ensure that such Permitted Personnel are aware of and undertake to maintain the confidential nature of such Confidential Information.

Further, the receiving Party shall not duplicate or reproduce the Confidential Information relating to the other Party, except as may be necessary for circulation thereof to such Permitted Personnel who need to know it; provided that such Permitted Personnel is bound by the same obligations as the Parties under this Agreement, and shall inform such third party of the confidential conditions of the Confidential Information so disclosed.

14.2 Communication of Confidential Information

Nothing contained in Article 14.1 shall be deemed to prevent communication of any such Confidential Information relating to the other Party by either Party to its professional advisers such as lawyers, tax experts, audit firms to the extent necessary for the purpose of this Agreement; provided that such third parties are bound by the same obligations as the Parties under this Agreement, and each Party disclosing the Confidential Information to such third party shall inform such third party of the confidential conditions of the Confidential Information so disclosed.

14.3 Use of Confidential Information

Each Party shall use the Confidential Information relating to the other Party only for the purpose of the performance of this Agreement.

14.4 Limitation of Confidentiality Obligations

Any Confidential Information disclosed by one Party to the other Party shall be treated as confidential except information:

(a) already known to the receiving Party at the date of its disclosure shown by written evidence, and/or

(b) in the public domain at the date hereof or which becomes public knowledge during the term of this Agreement through no act of the receiving Party in breach of this Agreement, and/or

(c) disclosed to the receiving Party by a third party in good faith and without restriction or notice of any restriction, and/or

(d) legally requested by any judicial, administrative or governmental authority having jurisdiction thereon; provided, however, that in such case the Party requested to disclose any Confidential Information relating to the other Party shall promptly notify in writing the other Party thereof, so that such other Party may seek a protective order or other appropriate remedy or waive compliance with the binding provisions of this Agreement.

14.5 Confidentiality Period

The expiration or termination of this Agreement shall not affect the confidentiality rights and obligations contained herein with respect to Confidential Information relating to either Party, and such confidentiality rights and obligations shall be maintained for a period of ten (10) years starting from the date of expiration or termination of this Agreement.

Article 15 - Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA. / Province of BC, Canada

Article 16 - Settlement of Disputes

All disputes arising out of or in connection with this Agreement that cannot be resolved through amicable discussion shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, by one or more arbitrators appointed in accordance with such Rules.

The arbitration shall take place at the nearest major center to the project in dispute.

Article 17 - Notices and Official Addresses

All notices, deliveries, correspondences, demands, consents and statements permitted or required pursuant to this Agreement shall be in English language and sent by airmail, registered or otherwise, or facsimile, or delivered by hand to the other Party at the following address or at such other address as may be directed by such Party in accordance with this Article:

If to LICENSEE :

Address : Box 393, Lazo, BC V0R 2K0
Attention : Floyd Trotter, Vice President
Fax : 250-339-5770 E-mail: floydwrk@shaw.ca

If to SYNGAS :

Address : P.O. Box 4021, Spruce Grove, AB T7X 3B2
Attention: Wilf Ouellette, CEO
Fax: 780-701-2354

In the event that facsimile is used for such notice to be given in writing, such facsimile shall be confirmed by registered airmail to be posted within two (2) business days after such facsimile notice is dispatched. A notice by mail shall be deemed to have been given on the tenth (10th) business day following the date of posting thereof. Evidence that such notice was duly posted shall be prima facie proof of giving the notice. A notice by facsimile shall be deemed to have been given on the second (2nd) business day following the date of dispatch thereof. Evidence that such facsimile was duly dispatched shall be prima facie proof of giving the notice.

Article 18 - Survival

Articles 8, 12, 14, 15, 16 and 17 shall survive any termination or expiration of this Agreement.

Article 19 - Severability

Should any provision of this Agreement be declared void and unenforceable by a judicial or administrative authority, the validity of the remaining provisions shall not be affected thereby and a substitute provision will be negotiated to preserve as near as possible the original intent of this Agreement.

Article 20 - Miscellaneous Provisions

20.1 Amendment and Assignment

Any amendment or modification to this Agreement shall be made in writing only after both Parties agree on it.

LICENSEE shall not assign or transfer all or any part of this Agreement, without SYNGAS prior written approval, which shall not be withheld unreasonably.

20.2 Independent Contractor

The Parties are independent contractors. This Agreement does not constitute either Party as the agent or legal representative of the other and neither Party is granted any express or implied right or authority to assume or to create any obligations or responsibility on behalf of or in the name of the other, or to bind the other in any manner.

20.3 Entire Agreement

This Agreement together with the Technical Assistance Services Agreement, if completed, constitutes the entire and only agreements and understanding of the Parties pertaining to the subject matter hereof and shall after coming into force cancel and replace any prior expressions of intent or understanding, with respect thereto, of any nature whatsoever whether oral or written.

20.4 Counterparts

This Agreement may be executed in two (2) counterparts, each of which shall be an original, but both of which taken together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their duly authorized representatives in duplicate on the date first above written.

For and on behalf of
SYNGAS INTERNATIONAL CORP.

Wilf Ouellette, CEO

For and on behalf of
BEAUFORT ENERGY SOLUTIONS, INC.

Ronald Johnson, President